UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2016

TECNOGLASS INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-35436	98-1271120
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Colombia

(Address of Principal Executive Offices) (Zip Code)

(57)(5) 3734000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2016, Tecnoglass Inc. (the “Company”) entered into and consummated the transactions contemplated by a purchase agreement (“Agreement”) with C.I. Energia Solar S.A., the Company’s indirect wholly-owned subsidiary (“Energia Solar”), and E.S. Windows, LLC (“ESW”), an entity affiliated with Jose M. Daes, the Company’s Chief Executive Officer, and Christian T. Daes, the Company’s Chief Operating Officer. Pursuant to the Agreement, the Company and Energia Solar acquired all of the membership interests of ESW in exchange for (i) an aggregate of 734,400 ordinary shares, par value $0.0001 per share (“Shares”), of the Company, (ii) $2,303,574 in cash and (iii) the assignment to the former members of ESW (collectively the “Members”) of an account receivable owed by a third party to Energia Solar in the amount of $2,016,426.34.

The Members have agreed to indemnify and hold the Company harmless for any inaccuracies or breaches of the representations and warranties of, or for the non-fulfillment or breach of any covenant or agreement of, the Members or ESW contained in the Agreement. To provide a fund for payment to the Company with respect to its post-closing rights to indemnification under the Agreement, an aggregate of 80,000 Shares have been placed in escrow (with an independent escrow agent). The escrow agent shall release the Escrow Shares (after taking into account the cancellation of any Escrow Shares in satisfaction of indemnification claims made by the Company) on the 18-month anniversary of the closing of the transactions contemplated by the Agreement.

The Members have agreed not to transfer any of the Shares they received pursuant to the Agreement for a period of one year following the closing of the transactions contemplated by the Agreement for a purchase price below $14.00 per Share.

The foregoing summaries of the Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the text of the actual agreements.

On December 5, 2016, the Company issued a press release announcing the consummation of the transactions contemplated by the Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Exhibit	Description

99.1	Press release dated December 5, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2016

TECNOGLASS INC.

	By:	/s/ Jose M. Daes
	Name:	Jose M. Daes
	Title:	Chief Executive Officer

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